Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP PROVIDES GUIDANCE FOR 2008 AND DISCUSSES FOURTH QUARTER AND YEAR-END RESULTS

CHESTER, WV – April 7, 2008 – MTR Gaming Group, Inc. (NasdaqGS:MNTG) today provided financial guidance for the year ending December 31, 2008 and discusses fourth quarter and year ended December 31, 2007, financial results.  See attached tables (including Reconciliation of Non-GAAP Measures to GAAP).

2008 Guidance

Management is projecting the following for 2008:

•                  Total revenues of at least $504 million, an increase of at least 15% over continuing operations in 2007;

•                  EBITDA of at least $72 million, an increase of at least 30% over continuing operations in 2007; and

•                  Income from continuing operations of at least $5 million, an increase of at least 179% over continuing operations in 2007.

Fourth Quarter and Year-End 2007 Results

For the fourth quarter of 2007, net revenues were $102.0 million, up 40% from $72.7 million in the same period of 2006.  EBITDA from continuing operations was $8.0 million compared to $11.7 million in the fourth quarter of 2006.  MTR reported a loss from continuing operations of $8.0 million or $0.29 per diluted share, versus income from continuing operations of $1.8 million or $0.07 per diluted share in the prior year’s fourth quarter.  The decrease in EBITDA is attributable to a decline in Mountaineer EBITDA of approximately $9.1 million that reflects a decline in net revenues of approximately $8.1 million, increased marketing and general administrative expenses and preopening expenses related to the commencement of table games operations of approximately $1.5 million, offset in part by Presque Isle Down’s EBITDA contribution of $6.4 million.  The decline in income from continuing operations reflects the factors impacting EBITDA and increased interest expense of approximately $6.3 million.  As was the case in the third quarter of 2007, Binion’s is reflected as discontinued operations and incurred a loss from discontinued operations of $0.6 million or $0.02 per diluted share, versus $1.3 million or $0.05 per diluted share in the fourth quarter of 2006.  The sale of Binion’s closed on March 7, 2008.  MTR’s overall net loss was $8.6 million or $0.31 per diluted share for the fourth quarter of 2007 compared to net income of $518,000 or $0.02 per diluted share in the fourth quarter of 2006.

Fourth quarter net revenues at Mountaineer Casino, Racetrack & Resort were $59.9 million compared to $68.0 million in the fourth quarter of 2006, and the property generated EBITDA of $6.3 million, compared to $15.4 million in the same period of 2006.  The Company attributes the revenue decrease to the opening of gaming operations in Pennsylvania in 2007, however, since December 20, 2007, with the opening of table games at Mountaineer, attendance has improved, as have Mountaineer’s slot revenues.  From December 20, 2007 through March 31, 2008, table games have generated approximately $10.9 million in revenues, and from October 19, 2007 through March 31, 2008, poker games have generated approximately $4.0 million in revenues.  Mountaineer’s ancillary revenues from its restaurants, hotel, stores, and other amenities have likewise increased since the commencement of poker and table games.

Presque Isle Downs, which opened on February 28, 2007, contributed net revenues of $38.1 million and EBITDA of $5.0 million in the 2007 fourth quarter.

The Speedway Casino in North Las Vegas accounted for net revenues of $2.6 million and an EBITDA contribution of $0.1 million for the fourth quarter, compared to $3.0 million in net revenues and an EBITDA contribution of $558,000 for the 2006 fourth quarter.  As announced on January 14, 2008, MTR’s subsidiary, Speakeasy Gaming of Las Vegas, Inc., completed the sale of Speedway Casino’s real property in North Las Vegas, NV to Ganaste, LLC for $11.4 million in cash.  The second phase of the transaction, which is subject to regulatory approval, calls for the sale of the gaming assets to Lucky Lucy D, LLC, for a total of $6.775 million, comprised of $2.0 million in cash at closing and the balance of up to $4.775 million in an earn-out based on the property’s gross revenues over the next four years.  Pending regulatory approval and closing of the Lucky Lucy transaction, Speakeasy Gaming of Las Vegas will continue to operate the property pursuant to a short-term lease.

As previously reported, MTR Gaming completed the sale of Binion’s Gambling Hall & Hotel to TLC Casino Enterprises, Inc. on March 10th.  The transaction was subject to purchase price adjustments based on changes in net working capital, certain capital expenditures between execution and closing, and, due to market conditions, a $3.5 million working capital adjustment which remained with Binion’s upon closing.  Net cash to the Company at closing was approximately $28.5 million of which $27.6 million was utilized to reduce amounts outstanding under our credit facility.

For the year ended December 31, 2007, MTR’s net revenues were $429.9 million, a 37% increase from $313.0 million in 2006, reflecting the addition of Presque Isle Downs.  EBITDA was $55.4 million versus $51.7 million in the prior year, similarly due in large part to the contribution of Presque Isle Downs.  Net loss from continuing operations was $6.3 million or $0.23 per diluted share, while discontinued operations produced a net loss of $5.1 million or $0.18 per diluted share, resulting in an overall net loss of $11.4 million or $0.41 per diluted share compared to net income of $4.4 million or $0.16 per diluted share in 2006, which included a $3.4 million or $0.12 per diluted share loss from discontinued operations. The factors contributing to the decline in operating results for continuing operations were the decline in margins at Mountaineer stemming from new competition in Pennsylvania, preopening expenses related to Presque Isle Downs and the commencement of poker and table gaming at Mountaineer, operating inefficiencies at Presque Isle Downs that are inherent in the commencement of a new operation, and increased interest expense.

Edson R. (Ted) Arneault, President and CEO of MTR Gaming Group, stated, “In 2007, we focused on building and strengthening MTR and its core properties.  The completion of the sale of Binion’s, as well as the expected sale of the Speedway Casino, will allow us to focus on growing and optimizing MTR’s core assets in 2008.  The opening of table games at Mountaineer has provided the Company with an exciting competitive advantage over its Pennsylvania competition.  Since the commencement of table games, setting aside the extremely bad weather that Mountaineer had to contend with during March, we are seeing a significant positive trend in Mountaineer’s slot machine revenue.”

“With regard to Presque Isle Downs, slot win per day per machine of $231 in 2007 exceeded our expectations.  As for margins, after our first full year of operation, we expect EBITDA margins going forward to average in the 17 to 20 percent range.”

Regarding the Company’s new property in Minnesota, Mr. Arneault stated, “We are pleased to report that the Running Aces Harness Park is on schedule to open later this month 30 miles north of downtown Minneapolis.  This project is also set to open a 50 table card room in July.  In June 2004, we acquired a 50% interest in the North Metro Harness Initiative, LLC, which is developing the harness racetrack and card room, and look forward to reporting on the performance of this property later this year.”

Reconciliation of Non-GAAP Measures to GAAP

EBITDA represents earnings (losses) before interest, income tax expense (benefit), depreciation and amortization, equity in loss of unconsolidated joint venture and gain (loss) on disposal of property.  EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as measures of liquidity.  EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis’ for valuation of companies in our industry.  Uses of cash flows that are not reflected in EBITDA include capital expenditures (which are significant given our expansion), interest payments, income taxes, and debt principal repayments.  Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do.  A reconciliation of GAAP net income (loss) to EBITDA is included in the financial tables accompanying this release.

Conference Call

Management will conduct a conference call focusing on the financial results and recent corporate developments on Monday, April 7, 2008 at 4:30 pm ET.  Interested parties may participate in the call by dialing (706) 679-0882 – please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID# 32806582).  The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call, as well as this press release, will be archived on the Investor Relations section of the Company’s web site.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates the Mountaineer Casino, Racetrack & Resort in Chester, WV; Presque Isle Downs & Casino in Erie, PA; Scioto Downs in Columbus, OH; and the gaming assets and operations located in the Ramada Inn and Speedway Casino in North Las Vegas, NV (under contract for sale).  The Company also owns a 90% interest in Jackson Trotting Association, LLC, which operates Jackson Harness Raceway in Jackson, MI, and a 50% interest in the North Metro Harness Initiative, LLC, which is developing a harness racetrack and card room 30 miles north of downtown Minneapolis.  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, financial performance for 2008, the opening of the Running Aces Harness Park and card room in Minnesota, and the prospects for improving the results of our operations at Mountaineer and Presque Isle Downs.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the absence of any new competition for Mountaineer and Presque Isle Downs in 2008, no increase in the gaming tax rates that the Company currently pays in its various jurisdictions, the completion of the sale of the Speedway Casino’s gaming assets in 2008, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations and the success of the table gaming at Mountaineer (including the anticipated continued positive impact of table gaming on slot operations and resort operations), our ability to improve our operating margins, the timely opening of racing operations at Running Aces Harness Park in April and the opening of card room operations by July, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our compliance with environmental laws and potential exposure to environmental liabilities, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
www.mtrgaming.com	The Equity Group Inc.
Steven D. Overly, VP, Business and Legal Affairs	www.theequitygroup.com
(304) 387-8558	Melissa Dixon (212) 836-9613
soverly@mtrgaming.com	MDixon@equityny.com
Linda Latman (212) 836-9609
LLatman@equityny.com

###

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(unaudited)
Revenues:
Gaming	$90,233	$62,732	$379,313	$268,322
Parimutuel commissions	3,646	3,353	15,964	15,827
Food, beverage and lodging	7,724	5,782	33,044	26,047
Other	2,205	2,100	8,217	7,981
Total revenues	103,808	73,967	436,538	318,177
Less promotional allowances	(1,828)	(1,286)	(6,646)	(5,143)
Net revenues	101,980	72,681	429,892	313,034

Operating expenses:
Expenses of operating departments:
Gaming	56,953	36,423	235,496	159,654
Parimutuel commissions	3,534	2,937	14,142	12,613
Food, beverage and lodging	7,146	4,360	28,321	18,516
Other revenue	1,830	1,705	7,234	7,330
Marketing and promotions	4,987	2,125	18,760	9,718
General and administrative	18,088	12,193	65,178	51,510
Depreciation	8,111	5,093	28,640	20,986
Loss (gain) on disposal of property	22	(29)	128	245
Project opening costs	1,460	1,300	5,578	2,268
Total operating expenses	102,131	66,107	403,477	282,840

Operating (loss) income	(151)	6,574	26,415	30,194

Other (expense) income:
Equity in loss of unconsolidated joint venture	(124)	—	(234)	—
Interest income	66	477	401	1,967
Interest expense	(10,548)	(4,257)	(35,171)	(17,462)

(Loss) income from continuing operations before income taxes and minority interest	(10,757)	2,794	(8,589)	14,699

Benefit (provision) for income taxes	2,730	(1,045)	2,115	(7,058)

(Loss) income from continuing operations before minority interest	(8,027)	1,749	(6,474)	7,641

Minority interest	59	74	196	195

(Loss) income from continuing operations	(7,968)	1,823	(6,278)	7,836

Discontinued operations:
Loss from discontinued operations before income taxes	(2,083)	(1,941)	(7,972)	(5,359)
Benefit for income taxes	1,478	636	2,891	1,969
Loss from discontinued operations	(605)	(1,305)	(5,081)	(3,390)

Net (loss) income	$(8,573)	$518	$(11,359)	$4,446

Net (loss) income per share - basic:
(Loss) income from continuing operations	$(0.29)	$0.07	$(0.23)	$0.28
Loss from discontinued operations	(0.02)	(0.05)	(0.18)	(0.12)
Net (loss) income	$(0.31)	$0.02	$(0.41)	$0.16

Net (loss) income per share - diluted:
(Loss) income from continuing operations	$(0.29)	$0.07	$(0.23)	$0.28
Loss from discontinued operations	(0.02)	(0.05)	(0.18)	(0.12)
Net (loss) income	$(0.31)	$0.02	$(0.41)	$0.16

Weighted average number of shares outstanding:
Basic	27,523,584	27,500,050	27,537,785	27,483,392
Diluted	27,523,584	27,807,840	27,537,785	27,764,688

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Net revenues from continuing operations:
Mountaineer	$59,903	$68,018	$261,385	$292,313
Presque Isle Downs	38,149	—	149,858	—
Las Vegas Speedway	2,551	2,955	10,988	12,010
Scioto Downs	820	1,033	4,562	5,455
Jackson Racing	554	672	3,059	3,244
North Metro	—	—	28	—
Corporate	3	3	12	12
Consolidated net revenues from continuing operations	$101,980	$72,681	$429,892	$313,034

EBITDA from continuing operations:
Mountaineer	$6,265	$15,396	$44,774	$67,667
Presque Isle Downs	4,976	(1,443)	23,732	(2,410)
Las Vegas Speedway	105	558	1,260	2,463
Scioto Downs	(285)	(750)	(1,712)	(4,125)
Jackson Racing	(126)	(227)	(523)	(328)
North Metro	(13)	(70)	(193)	(263)
Corporate	(2,926)	(1,742)	(11,939)	(11,291)
Consolidated EBITDA from continuing operations	$7,996	$11,722	$55,399	$51,713

EBITDA from discontinued operations	(1,710)	(1,515)	(5,355)	(3,160)
Consolidated EBITDA	$6,286	$10,207	$50,044	$48,553

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA

(dollars in thousands)

(unaudited)

The following tables set forth a reconciliation of net income (loss), a GAAP financial measure, to EBITDA, non-GAAP financial measures.

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

EBITDA FROM CONTINUING OPERATIONS:

Mountaineer:
(Loss) income from continuing operations	$(2,380)	$6,743	$12,962	$25,917
Interest expense, net of interest income	2,398	2,070	8,739	8,519
Provision for income taxes	2,313	2,038	7,158	14,296
Depreciation	3,911	4,574	15,772	18,958
Loss (gain) on disposal of property	23	(29)	143	(23)
EBITDA from continuing operations	$6,265	$15,396	$44,774	$67,667

Presque Isle Downs:
Income (loss) from continuing operations	$224	$(1,088)	$8,478	$(1,678)
Interest expense, net of interest income	504	—	1,260	—
Provision (benefit) provision for income taxes	847	(359)	3,453	(736)
Depreciation	3,401	4	10,541	4
EBITDA from continuing operations	$4,976	$(1,443)	$23,732	$(2,410)

Las Vegas Speedway:
(Loss) income from continuing operations	$(150)	$194	$32	$772
Interest expense	97	102	389	408
(Benefit) provision for income taxes	(44)	49	13	419
Depreciation	202	213	826	864
EBITDA from continuing operations	$105	$558	$1,260	$2,463

Scioto Downs:
Loss from continuing operations	$(290)	$(1,906)	$(1,937)	$(4,417)
Interest expense, net of interest income	30	34	124	139
(Benefit) provision for income taxes	(533)	911	(1,053)	(694)
Depreciation	508	211	1,154	847
EBITDA from continuing operations	$(285)	$(750)	$(1,712)	$(4,125)

Jackson Racing:
Loss from continuing operations	$(39)	$(162)	$(353)	$(226)
Interest expense, net of income expense and minority interest	—	2	5	—
Benefit for income taxes, net of minority interest	(91)	(80)	(190)	(121)
Depreciation, net of minority interest	5	13	20	19
Gain on disposal of property, net of minority interest	(1)	—	(5)	—
EBITDA from continuing operations	$(126)	$(227)	$(523)	$(328)

North Metro:
Loss from continuing operations	$(174)	$(63)	$(378)	$(176)
Interest (income) expense, net of interest expense (income) and minority interest	—	(1)	42	(8)
Provision (benefit) for income taxes, net of minority interest	37	(6)	(94)	(79)
Depreciation, net of minority interest	—	—	3	—
Equity in loss of unconsolidated joint venture	124	—	234	—
EBITDA from continuing operations	$(13)	$(70)	$(193)	$(263)

Corporate:
Loss from continuing operations	$(5,159)	$(1,895)	$(25,082)	$(12,356)
Interest expense, net of interest income	7,454	1,573	24,169	6,444
Benefit for income taxes	(5,304)	(1,497)	(11,337)	(5,939)
Depreciation	83	77	321	292
(Gain) loss on disposal of property	—	—	(10)	268
EBITDA from continuing operations	$(2,926)	$(1,742)	$(11,939)	$(11,291)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

EBITDA FROM CONTINUING OPERATIONS (continued):

Consolidated:
(Loss) income from continuing operations	$(7,968)	$1,823	$(6,278)	$7,836
Interest expense, net of interest income and minority interest	10,483	3,780	34,728	15,502
(Benefit) provision for income taxes, net of minority interest	(2,775)	1,056	(2,050)	7,146
Depreciation, net of minority interest	8,110	5,092	28,637	20,984
Loss (gain) on disposal of property	22	(29)	128	245
Equity in loss of unconsolidated joint venture	124	—	234	—
EBITDA from continuing operations	$7,996	$11,722	$55,399	$51,713

EBITDA (including discontinued operations):

Binion’s Gambling Hall & Hotel:
Loss from discontinued operations	$(605)	$(1,305)	$(5,081)	$(3,390)
Interest expense (income), net of interest (income) expense	2	19	(26)	(11)
Benefit for income taxes	(1,478)	(636)	(2,891)	(1,969)
Depreciation	(129)	372	1,916	2,242
Other income	—	—	(1,268)	—
Gain on disposal of property	500	35	1,995	(32)
EBITDA from discontinued operations	$(1,710)	$(1,515)	$(5,355)	$(3,160)

2008 FINANCIAL GUIDANCE:

Year Ending
December 31, 2008
EBITDA from continuing operations
Income from continuing operations	$5,000
Interest expense, net of interest income and minority interest	37,000
Provision for income taxes, net of minority interest	3,400
Depreciation, net of minority interest	29,000
Gain on disposal of property	(2,800)
Equity in loss of unconsolidated joint venture	400
EBITDA from continuing operations	$72,000

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31	December 31
	2007	2006

ASSETS

Current assets:
Cash and cash equivalents	$31,045	$21,431
Short-term investments	—	12,657
Restricted cash	560	898
Accounts receivable, net of allowance for doubtful accounts of $92 in 2007 and $89 in 2006	10,062	7,165
Inventories	4,546	2,776
Deferred financing costs	3,203	2,054
Prepaid income taxes	851	—
Deferred income taxes	1,428	899
Other current assets	5,130	3,237
Assets held for sale	3,115	3,284
Total current assets	59,940	54,401

Property and equipment, net	399,288	342,480
Goodwill	2,145	1,492
Other intangibles	71,827	21,206
Deferred financing costs, net of current portion	8,123	7,143
Equity method investment	11,609	—
Deposits and other	26,053	15,802
Assets held for sale	31,977	36,683
Total assets	$610,962	$479,207

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,064	$9,454
Accounts payable - gaming taxes and assessments	9,446	1,094
Accrued payroll and payroll taxes	4,728	2,475
Accrued income tax liability	—	3,866
Accrued interest	6,456	4,182
Other accrued liabilities	11,735	11,202
Construction project liabilities	4,225	15,418
Current portion of long-term debt and capital lease obligations	11,108	6,000
Liabilities held for sale	4,829	6,690
Total current liabilities	61,591	60,381

Long-term debt and capital lease obligations, net of current portion	420,520	271,908
Long-term deferred compensation	10,545	9,684
Deferred income taxes	940	3,849
Liabilities held for sale	4,914	5,021
Total liabilities	498,510	350,843

Minority interest	305	5,380

Shareholders’ equity:
Common stock	—	—
Paid-in capital	60,478	58,985
Retained earnings	51,724	64,046
Accumulated other comprehensive loss	(55)	(47)
Total shareholders’ equity	112,147	122,984
Total liabilities and shareholders’ equity	$610,962	$479,207